Exhibit 5






                                        May 28, 1996





R. Randolph Devening
Chairman of the Board, President
  and Chief Executive Officer
Foodbrands America, Inc.
1601 N.W. Expressway, Suite 1700
Oklahoma City, OK  73118



          Re: Shares of Foodbrands America, Inc. Common Stock, Par Value $.01, to be issued pursuant to the Foodbrands America, Inc. Non-Employee Directors' Deferred Stock Compensation Plan (the "Plan")

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the Plan, which Registration Statement covers the offer and sale of up to 150,000 shares of common stock, par value $.01 per share, of Foodbrands America, Inc. (the "Corporation"). We also examined your minute books and other corporate records, and made such other investigation as we deemed necessary in order to render the opinions expressed herein.

     Based on the foregoing, we are of the opinion that the shares to be purchased pursuant to the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable in accordance with the Delaware General Corporation Law.

     Consent is hereby given for the inclusion of this opinion as part of the Registration Statement.

                         Very truly yours,

                         McAfee & Taft A Professional Corporation